                                                                   EXHIBIT 2.1


                                 AMENDED AND RESTATED

                             AGREEMENT AND PLAN OF MERGER

                                        among

                             ENGINEERING ANIMATION, INC.,

                                      COHO, INC.

                                         and

                                    CIMTECH, INC.


                                  _________________


                             Dated as of October 30, 1997

                                  _________________

                                 TABLE OF CONTENTS

                                AMENDED AND RESTATED

                            AGREEMENT AND PLAN OF MERGER

ARTICLE I.    THE MERGER................................................1

    1.1. THE MERGER.....................................................1

    1.2. CLOSING........................................................1
    1.3. EFFECTIVE TIME.................................................1
    1.4. EFFECTS OF THE MERGER..........................................2
    1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS.......................2
    1.6. DIRECTORS AND OFFICERS.........................................2
    1.7. SUB COMMON STOCK...............................................2
    1.8. TAX AND ACCOUNTING CONSEQUENCES................................2

ARTICLE II.   CONVERSION AND EXCHANGE OF SHARES.........................2

    2.1. CONVERSION OF CIMTECH COMMON STOCK.............................2

    2.2. EXCHANGE OF SHARES.............................................3
    2.3. OPTIONS TO ACQUIRE CIMTECH COMMON STOCK........................4

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CIMTECH.................5

    3.1.  CORPORATE ORGANIZATION........................................5

    3.2.  CAPITALIZATION................................................5
    3.3.  AUTHORITY; NO VIOLATION.......................................6
    3.4.  CONSENTS AND APPROVALS........................................6
    3.5.  REPORTS.......................................................6
    3.6.  COMPLIANCE WITH APPLICABLE LAW................................6
    3.7.  FINANCIAL STATEMENTS..........................................7
    3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS..........................7
    3.9.  LEGAL PROCEEDINGS AND RESTRICTIONS............................7
    3.10. TAXES AND TAX RETURNS.........................................8
    3.11. EMPLOYEE BENEFITS.............................................10
    3.12. EMPLOYMENT AND LABOR RELATIONS................................12
    3.13. CONTRACTS.....................................................12
    3.14. UNDISCLOSED LIABILITIES.......................................13
    3.15. ENVIRONMENTAL LIABILITY.......................................13
    3.16. TANGIBLE ASSETS...............................................14
    3.17. REAL PROPERTY.................................................14
    3.18. INTELLECTUAL PROPERTY.........................................15
    3.19. INVENTORY.....................................................16
    3.20. NOTES AND ACCOUNTS RECEIVABLE.................................16
    3.21. BANK ACCOUNTS AND POWERS OF ATTORNEY..........................16
    3.22. GUARANTIES....................................................16

    3.23. INSURANCE.....................................................16
    3.24. SERVICE CONTRACTS AND WARRANTIES..............................16
    3.25. CERTAIN RELATIONSHIPS.........................................16
    3.26. PPM/PROXY STATEMENT INFORMATION...............................17
    3.27. BROKER'S FEES.................................................17
    3.28. CERTAIN CUSTOMER RELATIONSHIPS................................17
    3.29. DISCLOSURE....................................................17

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF EAI.....................17

    4.1. CORPORATE ORGANIZATION.........................................17

    4.2. CAPITALIZATION.................................................18
    4.3. AUTHORITY; NO VIOLATION........................................18
    4.4. CONSENTS AND APPROVALS.........................................18
    4.5. SEC REPORTS....................................................19
    4.6. PPM/PROXY STATEMENT INFORMATION................................19
    4.7. OWNERSHIP OF SUB; NO PRIOR ACTIVITIES..........................19
    4.8. BROKER'S FEE...................................................19
    4.9. DISCLOSURE.....................................................20

ARTICLE V.    COVENANTS RELATING TO CONDUCT OF BUSINESS.................20

    5.1. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME................20

    5.2. CIMTECH FORBEARANCES...........................................20

ARTICLE VI.   ADDITIONAL AGREEMENTS.....................................21

    6.1. REGULATORY AND OTHER MATTERS...................................21

    6.2. ACCESS TO INFORMATION..........................................22
    6.3. SHAREHOLDERS' APPROVAL.........................................22
    6.4. NNM LISTING....................................................22
    6.5. AFFILIATES.....................................................22
    6.6. ADDITIONAL AGREEMENTS..........................................22
    6.7. ADVICE OF CHANGES..............................................22
    6.8. TAKEOVER PROPOSALS.............................................22
    6.9. TAX MATTERS....................................................23

ARTICLE VII.  CONDITIONS PRECEDENT......................................24

    7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....24

    7.2. CONDITIONS TO OBLIGATIONS OF EAI AND SUB.......................25
    7.3. CONDITIONS TO OBLIGATIONS OF CIMTECH...........................27

ARTICLE VIII. TERMINATION AND AMENDMENT.................................27

    8.1. TERMINATION....................................................27

    8.2. EFFECT OF TERMINATION..........................................28
    8.3. AMENDMENT; EXTENSION; WAIVER...................................29

ARTICLE IX.   GENERAL PROVISIONS........................................29

    9.1.  EXPENSES......................................................29

    9.2.  NOTICES.......................................................29
    9.3.  INTERPRETATION................................................30
    9.4.  COUNTERPARTS..................................................30
    9.5.  ENTIRE AGREEMENT..............................................30
    9.6.  GOVERNING LAW.................................................30
    9.7.  SEVERABILITY..................................................31
    9.8.  PUBLICITY.....................................................31
    9.9.  ASSIGNMENT; THIRD PARTY BENEFICIARIES.........................31
    9.10. KNOWLEDGE AND AWARENESS.......................................31
    9.11. CONSTRUCTION..................................................31
    9.12. POOLING OF INTERESTS ACCOUNTING; TAX FREE REORGANIZATION......31


EXHIBITS
A   -    Articles of Merger
B   -    Affiliates Agreement
C        Registration Rights Agreement
D   -    Employment Agreement
E   -    Snell & Wilmer, LLP Legal Opinion
F   -    Cimtech Certificate
G   -    EAI General Counsel Legal Opinion

                                INDEX OF DEFINED TERMS

Agreement..........................................................Recitals
Articles of Merger..............................................Section 1.3
Cimtech............................................................Recitals
Cimtech Options..............................................Section 2.1(a)
Cimtech Plans...............................................Section 3.11(a)
Cimtech Common Stock.........................................Section 2.1(a)
Cimtech Contract...............................................Section 3.13
Cimtech Financial Statements....................................Section 3.7
Closing.........................................................Section 1.2
Closing Date....................................................Section 1.2
Code............................................................Section 1.8
Common Certificate...........................................Section 2.1(b)
Consents........................................................Section 3.4
Disclosure Schedule................................................Art. III
EAI................................................................Recitals
EAI Common Stock..............................................Section 2.1(a)
EAI Stock Value.......................................................2.1(a)
Effective Time...................................................Section 1.3
Environmental Laws...........................................Section 3.15(e)
ERISA........................................................Section 3.11(a)
ERISA Affiliates.............................................Section 3.11(f)
Exchange Act.....................................................Section 4.5
Exchange Ratio................................................Section 2.1(a)
GAAP.............................................................Section 3.7
Governmental Authority...........................................Section 3.4
Hazardous Material...........................................Section 3.15(e)
IBCA.............................................................Section 1.1
Intellectual Property...........................................Section 3.18
Interim Financial Statements.....................................Section 3.7
Iowa Secretary...................................................Section 1.3
IRS..........................................................Section 3.11(b)
Liens.........................................................Section 3.3(b)
Material Adverse Effect..........................................Section 3.6
Merger..............................................................Recitals
1996 Balance Sheet..............................................Section 3.14
NNM...........................................................Section 2.1(a)
Person........................................................Section 5.2(a)
PPM/Proxy Statement..............................................Section 3.4
Primary Customers...............................................Section 3.29
Requisite Regulatory Approvals................................Section 7.1(a)
Returns......................................................Section 3.10(c)
Sub.................................................................Recitals

Surviving Corporation...........................................Section 1.1
Takeover Proposal............................................Section 6.8(d)
Taxes.......................................................Section 3.10(c)

                  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 30, 1997 (the "Agreement"), by and among ENGINEERING ANIMATION, INC., a Delaware corporation ("EAI"), COHO, INC., an Iowa corporation and a wholly-owned subsidiary of EAI ("Sub"), and CIMTECH, INC., an Iowa corporation ("Cimtech").

    WHEREAS, the Boards of Directors of EAI and Cimtech have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination provided for in this Agreement in which Sub, subject to the terms and conditions set forth herein, shall merge with and into Cimtech (the "Merger") and as a result Cimtech shall become a wholly-owned subsidiary of EAI;

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger.

    WHEREAS, the parties entered into an Agreement and Plan of Merger dated October 29, 1997, which they now wish to amend and restate to provide that the stock of EAI to be received by the shareholders of Cimtech in connection with the Merger will be issued pursuant to a private placement and to provide registration rights in connection therewith.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                  ARTICLE I.

                                  THE MERGER

    1.1. THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Iowa Business Corporation Act (the "IBCA"), at the Effective Time (as hereinafter defined), Sub shall merge with and into Cimtech. Cimtech shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue its corporate existence under the laws of the State of Iowa as a wholly-owned subsidiary of EAI. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate.

    1.2. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, not later than five business days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VII, unless extended by mutual agreement of the parties (the "Closing Date").

    1.3. EFFECTIVE TIME. The Merger shall become effective as set forth in articles of merger substantially in the form attached as EXHIBIT A (the "Articles of Merger"), which shall be filed with the Secretary of State of the State of Iowa (the "Iowa Secretary") on the Closing Date.

The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

    1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the IBCA.

    1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation and By-Laws of Cimtech shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.6. DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, unless and until thereafter changed in accordance with the IBCA and the Surviving Corporation's Articles of Incorporation and By-Laws.

    1.7. SUB COMMON STOCK. At the Effective Time, each share of Sub Common Stock issued and outstanding immediately prior thereto shall be converted into one share of common stock, $1.00 par value, of the Surviving Corporation.

    1.8. TAX AND ACCOUNTING CONSEQUENCES. EAI and Cimtech intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code. EAI and Cimtech also intend that the Merger be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.

                                 ARTICLE II.

                     CONVERSION AND EXCHANGE OF SHARES

    2.1. CONVERSION OF CIMTECH COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of EAI, Sub, Cimtech or any shareholder of Cimtech:

    (a) Each share of the common stock, par value $1.00 per share, of Cimtech (the "Cimtech Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of the common stock, par value $.01 per share, of EAI (the "EAI Common Stock") at an exchange ratio (the "Exchange Ratio") determined as follows: each share of Cimtech Common Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient of (x) the number obtained by dividing $6,000,000 by the total of the number of shares of Cimtech Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Cimtech Common Stock issuable upon the exercise of all outstanding options to purchase Cimtech Common Stock (the "Cimtech Options"), divided by (y) the average of the high and low per share sale price of the EAI Common Stock, as reported on the Nasdaq Stock Market National Market (the "NNM") for each of the ten trading days immediately preceding and including the second trading day prior to the Closing, as reported in the NNM listings published in THE WALL STREET JOURNAL (the "EAI Stock Value");

provided, however, in determining the Exchange Ratio and for all other purposes under this Agreement, the EAI Stock Value shall in no event be less than $32.00 or more than $48.00. No fractional shares of EAI Common Stock shall be issued, and in lieu thereof, EAI shall pay to each former shareholder of Cimtech who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the EAI Stock Value by (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of EAI Common Stock to which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

    (b) All of the shares of Cimtech Common Stock converted into EAI Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time, and each certificate previously representing any such shares of Cimtech Common Stock (a "Common Certificate") shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of EAI Common Stock and
(ii) cash in lieu of fractional shares into which the shares of Cimtech Common Stock represented by such Common Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or Cimtech Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

    (c) At the Effective Time, all shares of Cimtech Common Stock that are owned by Cimtech as treasury stock and all shares of Cimtech Common Stock that are owned, directly or indirectly, by Cimtech, EAI or any wholly-owned subsidiary of EAI shall be canceled and shall cease to exist, and no stock of EAI or other consideration shall be delivered in exchange therefor. All shares of EAI Common Stock that are owned by Cimtech shall become treasury stock of EAI.

    (d) After the Effective Time, there shall be no transfers on Cimtech's stock transfer books of shares of Cimtech Common Stock.

    2.2. EXCHANGE OF SHARES. (a) At the Closing, each shareholder of Cimtech shall have the right to deliver to EAI Common Certificates representing all of the issued and outstanding shares of Cimtech Common Stock owned by such shareholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a Common Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of this Agreement, the holder of such Common Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of Cimtech Common Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The Common Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Common Certificates.

    (b) If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the Common Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Common Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable.

    (c) In the event any Common Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and, if required by EAI, post a bond in such amount as EAI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed Common Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to this Agreement.

    2.3. OPTIONS TO ACQUIRE CIMTECH COMMON STOCK.

    (a) At the Effective Time, each outstanding Cimtech Option shall be assumed by EAI. each such Cimtech Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such cimtech option, (i) the same number of shares of EAI Common Stock as such Cimtech Option would have been exchangeable for had such Cimtech Option been exercised in full immediately prior to the Merger and
(ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Cimtech Common Stock otherwise purchasable pursuant to such Cimtech Option divided by (B) the number of whole shares of EAI Common Stock deemed to be purchasable under such option to acquire EAI Common Stock; PROVIDED, HOWEVER, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Cimtech Option shall not include any fractional share and, upon exercise of such Cimtech Option, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise. As a condition to EAI's and Sub's obligations to consummate the Merger, each holder of a Cimtech Option shall have consented to the above described assumption pursuant to a written agreement or instrument signed by such holder.

    (b) As soon as practicable after the Effective Time, EAI shall deliver to the holders of Cimtech Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Cimtech Options shall be deemed to be appropriately amended so that such Cimtech Options shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Cimtech Options (subject to the adjustments required by this Section 2.3 after giving effect to the assumption by EAI as set forth above).

    (c) The amended Cimtech Options shall be issued under a non-qualified stock option plan to be implemented by EAI prior to the Effective Time.
Prior to the Effective Time, EAI shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of EAI Common Stock subject to such plan and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such options remain outstanding.

    (d) At the Effective Time, all outstanding warrants, options, phantom stock, convertible securities or any other rights to acquire shares of Cimtech Common Stock other than the Cimtech Options and Warrant issued to the Iowa Product Development Corporation (the "IPDC Warrant"), if any such rights exist, shall be canceled and extinguished without any conversion thereof or payment with respect thereto.

                                ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF CIMTECH

    Except as disclosed by Cimtech in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), Cimtech represents and warrants to EAI as follows:

    3.1. CORPORATE ORGANIZATION. (a) Cimtech is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Cimtech has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Correct and complete copies of the Articles of Incorporation and By-Laws of Cimtech, as in effect on the date of this Agreement, have been made available to EAI by Cimtech.

    (b) Cimtech does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business.

    (c) The minute books of Cimtech accurately reflect in all material respects all actions taken by the boards of directors, including committees thereof, and the shareholders of Cimtech.

    3.2. CAPITALIZATION. The authorized capital stock of Cimtech consists of 50,000,000 shares of Cimtech Common Stock, of which 914,689 shares are issued and outstanding. Each record holder of Cimtech Common Stock and the number of shares owned by each, and each holder of a Cimtech Option and the number of shares of Cimtech Common Stock which such holder may purchase, is set forth in Section 3.2 of the Disclosure Schedule. No shares of Cimtech Common Stock are held in Cimtech's treasury and no shares of Cimtech Common Stock are reserved for issuance other than those shares reserved for issuance under the Cimtech Options and the IPDC Warrant. All of the issued and outstanding shares of Cimtech Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Cimtech Options and the IPDC Warrant, as listed in Section 3.2 of the Disclosure Schedule, Cimtech does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

    3.3. AUTHORITY; NO VIOLATION. (a) Cimtech has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Cimtech. Except for the adoption of this Agreement by the requisite vote of holders of the issued and outstanding shares of Cimtech Common Stock, no other corporate proceedings on the part of Cimtech are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Cimtech and constitutes a valid and binding obligation of Cimtech, enforceable against Cimtech in accordance with its terms.

    (b) The execution and delivery of this Agreement by Cimtech, the consummation by Cimtech of the transactions contemplated hereby, and the compliance by Cimtech with the terms or provisions hereof, shall not (i) violate any provision of the Articles of Incorporation or By-Laws of Cimtech,
(ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cimtech or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, pledges, charges, encumbrances or security interests of any kind (collectively, "Liens") upon any of the properties or assets of Cimtech under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Cimtech is a party, or by which it or any of its properties or assets may be bound or affected.

    3.4. CONSENTS AND APPROVALS. Except for (i) the filing of Articles of Merger with the Iowa Secretary pursuant to the IBCA, and (ii) the approval of this Agreement by the requisite vote of the holders of Cimtech Common Stock, no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by Cimtech of this Agreement and the consummation by Cimtech of the Merger and the other transactions contemplated by this Agreement.

    3.5. REPORTS. Cimtech has timely filed all reports, registrations and statements required to be filed since January 1, 1995 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. No Governmental Authority has initiated any proceeding or, to the best knowledge of Cimtech, investigation into the business or operations of Cimtech.

    3.6. COMPLIANCE WITH APPLICABLE LAW. Cimtech holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to Cimtech, other than licenses, franchises, permits or authorizations or failures to comply or defaults which, individually or in the aggregate, could not have a material adverse effect on the business, properties, profits, operations or financial condition (a "Material Adverse Effect") of Cimtech.

    3.7. FINANCIAL STATEMENTS. Cimtech has previously provided EAI with correct and complete copies of the following (collectively, the "Cimtech Financial Statements"): (a) the audited balance sheet of Cimtech as of December 31, 1996 and the unaudited balance sheet of Cimtech as of December 31, 1995, and the related audited statements of income and retained earnings and cash flows for the fiscal year ended December 31, 1996, and unaudited statements of income and retained earnings and cash flows for the fiscal years ended December 31, 1995 and 1994, and (b) the unaudited balance sheets of Cimtech as of March 31, June 30 and September 30, 1997 and the related unaudited consolidated statements of income for the periods then ended (the "Interim Financial Statements"). The Cimtech Financial Statements fairly present the financial position of Cimtech as of the dates thereof, and the results of operations and cash flows of Cimtech for the respective fiscal periods or as of the respective dates thereof. Each of the Cimtech Financial Statements, including the notes thereto, has been, or shall be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of Cimtech have been, and are being, maintained in accordance with all applicable legal and accounting requirements.

    3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS.  (a) Since December 31, 1996,
(i) Cimtech has not incurred any material liability that is not disclosed in the Interim Financial Statements, (ii) no event has occurred which, individually or in the aggregate, could have a Material Adverse Effect on Cimtech, and (iii) Cimtech has carried on its business in the ordinary and usual course.

    (b) Except as set out in Section 3.8 of the Disclosure Schedule, since December 31, 1996, Cimtech has not (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or employee, or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions, or
(iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which could, either individually or in the aggregate, result in a Material Adverse Effect on Cimtech.

    3.9. LEGAL PROCEEDINGS AND RESTRICTIONS. (a) There are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of Cimtech, threatened against or affecting Cimtech at law or in equity or before any Governmental Authority.

    (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon Cimtech or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Cimtech.

    3.10.     TAXES AND TAX RETURNS.

    (a) (i) Cimtech (which term for purposes of this Section 3.10 shall include former subsidiaries of Cimtech for periods during which they were owned) has timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by Cimtech to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to the date hereof; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To Cimtech's knowledge there is no basis for imposing any additional Taxes on it other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Cimtech may be subject and Cimtech is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of Cimtech other than liens for Taxes not yet due or payable;

         (ii) Cimtech has paid, on the basis of Cimtech's good faith estimate of the required installments, all estimated Taxes required to be paid under
    Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on Cimtech's books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of September 30, 1997 shall be set forth in Section 3.10 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by Cimtech during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

         (iii) For each taxable period for which the statute of limitations on assessment remains open, Cimtech has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by Cimtech; and no other entity that was included in the filing of a Return with Cimtech on a consolidated, combined, or unitary basis has left Cimtech's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. Cimtech has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

         (iv) No consent under Section 341(f) of the Code has been filed with respect to Cimtech; and

         (v) There is no significant difference on the books of Cimtech between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for Federal income tax purposes.

    (b)  Cimtech:

         (i) Does not have any property that is or will be required to be treated as being owned by another person under the provisions of
    Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
    Section 168 of the Code;

         (ii) Does not have any Tax sharing or allocation agreement or arrangement (written or oral), does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

         (iii)     Was not acquired in a qualified stock purchase under
    Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to Cimtech;

         (iv) Is not and has not been subject to the provisions of
    Section 1503(d) of the Code related to "dual consolidated loss" rules;

         (v) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

         (vi) Does not have any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction;

         (vii) Does not have any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes;

         (viii) Is not a United States real property holding corporation as defined in Section 897 of the Code; and

         (ix) No withholding of Taxes by EAI or Sub will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law and Cimtech will provide any required certificates to avoid any such withholding.

    (c)  For purposes of this Agreement:

         (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

         (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

    3.11.     EMPLOYEE BENEFITS.

    (a) Cimtech (which for purposes of this Section 3.11 shall include any ERISA Affiliate (as hereinafter defined)) has not at any time within the past three years, maintained, administered or contributed to any pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral (hereinafter referred to as the "Cimtech Plans"), which could result in EAI or Cimtech having any liabilities, whether direct or indirect.

    (b) Cimtech has made available to EAI correct and complete copies of (i) each Cimtech Plan document, amendments thereto and board resolutions adopting such plans and amendments, (ii) each current summary plan description, (iii) any and all agreements, insurance policies and other documents related to any Cimtech Plan, including written descriptions of any unwritten Cimtech Plans,
(iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each Cimtech Plan (as applicable), and (v) the three most recent Annual Reports - Form 5500 (including accompanying schedules) and summary annual reports for each Cimtech Plan.

    (c) (i) Each Cimtech Plan (and any related agreements and documents) and Cimtech have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and the Cimtech Plans have at all times been properly administered in all material respects in accordance with all such laws and with the terms of each applicable plan document, (ii) each of the Cimtech Plans intended to be "qualified" within the meaning of Code Section 401(a) is so qualified and no facts exist that could reasonably be expected to affect adversely such "qualified" status, (iii) no Cimtech Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable statutes or death benefits or retirement benefits under any "employee pension plan" (as such term is defined in ERISA Section 3(2)), (iv) there has not occurred nor, to the knowledge of Cimtech, is any person contractually bound to enter into any non-exempt "prohibited transaction" within the meaning of Code Section 4975 or ERISA Section 406, (v) Cimtech has not engaged in a transaction which could subject it to either a civil penalty under ERISA Section 409 or a tax under Code Section 4976, (vi) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against Cimtech, any of the Cimtech Plans or any trusts related thereto, (vii) Cimtech has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any Cimtech Plan or as otherwise required by applicable law, (viii) Cimtech has in all respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage, (ix) Cimtech has not at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (x) Cimtech has not at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001, a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement" under ERISA Section 3(40).

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Cimtech, (ii) increase any benefits otherwise payable under any Cimtech Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits other than the acceleration of vesting of the Cimtech Options, or (iv) impair the rights of Cimtech under any Cimtech Plan.

    (e) There are no actions, claims, investigations or audits pending or, to Cimtech's knowledge, threatened with respect to any Cimtech Plan (other than claims for benefits in the ordinary course) that will create any liability or obligation for the Surviving Corporation with respect to any Cimtech Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

    (f)  For purposes of this Agreement, "ERISA Affiliate" means Cimtech and
(i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Cimtech is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Cimtech is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Cimtech, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

    3.12. EMPLOYMENT AND LABOR RELATIONS. To the knowledge of Cimtech, no executive, key employee or group of employees has any plans to terminate its or their employment with Cimtech. There are no charges, complaints, investigations or litigation currently pending, or to the knowledge of Cimtech threatened (and to the knowledge of Cimtech there is no basis therefor), against Cimtech, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters. There are no outstanding orders or charges against Cimtech under any applicable occupational safety and health laws in any jurisdiction in which Cimtech conducts business. All levies, assessments and penalties made against Cimtech pursuant to any applicable workers' compensation legislation in any jurisdiction in which Cimtech conducts business have been paid by Cimtech. Cimtech is not a party to any contracts with any labor union or employee association nor has Cimtech made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. Cimtech is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of Cimtech, and there is no existing or pending certification of any such union with regard to a bargaining unit.

    3.13. CONTRACTS. Section 3.13 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or oral) which are currently in effect or which will, without any further action on the part of Cimtech become effective in the future, to which Cimtech is a party (collectively, the "Cimtech Contracts"):

    (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

    (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration payable by any party in excess of $10,000 in any one year;

    (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

    (d) any agreement under which Cimtech has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which Cimtech has imposed a Lien on any of its assets;

    (e)  any agreement concerning confidentiality or noncompetition;

    (f) any agreement with any director, officer, employee or shareholder of Cimtech or any of their affiliates;

    (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other plan or arrangement for the benefit of current or former directors, officers or employees;

    (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

    (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.18) used by Cimtech in the conduct of its business, or that is licensed by Cimtech for use by others;

    (j) any agreement under which the consequences of a default, termination, non-renewal or acceleration could have a Material Adverse Effect on Cimtech; or

    (k) any other agreement the performance of which involves consideration payable by any party in excess of $10,000 in any one year.

    Cimtech has made available to EAI a correct and complete copy of each Cimtech Contract. Except as set forth in Section 3.13 of the Disclosure Schedule, (i) each Cimtech Contract is legal, valid, binding, enforceable and in full force and effect, (ii) the consummation of the Merger will not cause a breach or termination of any Cimtech Contract nor effect a change in any of the terms of any Cimtech Contract, (iii) Cimtech is not, and, to Cimtech's knowledge, no other party is, in breach or default of any Cimtech Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default that would result in or permit termination, modification or acceleration under any Cimtech Contract, and (iv) Cimtech has not, and, to Cimtech's knowledge, no other party has, repudiated any provision of any Cimtech Contract.

    3.14. UNDISCLOSED LIABILITIES. Except for liabilities (i) that are fully reflected or reserved against on the December 31, 1996 balance sheet of Cimtech (the "1996 Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since December 31, 1996, or
(iii) that are fully reflected or reserved against in the Interim Financial Statements, Cimtech has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

    3.15.     ENVIRONMENTAL LIABILITY.

    (a) Cimtech has not received any notice, and does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against Cimtech or any of the real properties now or formerly owned, leased or operated by Cimtech or other assets of Cimtech, alleging any damage to the environment or violation of any Environmental Laws;

    (b) Cimtech does not have knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by Cimtech or to other assets of Cimtech or their use;

    (c) Cimtech has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary to any Environmental Laws; and

    (d) All buildings on all real properties now owned, leased or operated by Cimtech are in compliance with applicable Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect on Cimtech.

    (e)  For purposes of this Agreement,

         (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

         (ii) "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

    3.16. TANGIBLE ASSETS. Cimtech has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the 1996 Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all liens. Cimtech owns or leases pursuant to a Cimtech Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent) other than defects that do not individually or in the aggregate materially impair its value or intended use, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
Section 3.16 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by Cimtech that have a value in excess of $10,000.

    3.17.     REAL PROPERTY.  Cimtech does not own any real property. Section
3.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Cimtech. Cimtech has made available to EAI correct and complete copies of each such lease and sublease. Except as set forth in
Section 3.17 of the Disclosure Schedule:

    (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

    (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

    (c) Cimtech is not, and, to the knowledge of Cimtech, no other party to such lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default that would permit termination, modification or acceleration thereunder;

    (d) neither Cimtech nor, to the knowledge of Cimtech, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

    (e) there are no oral agreements in effect as to each such lease or sublease;

    (f) to the knowledge of Cimtech, the representations and warranties set forth in clauses (a) through (e) above are true and correct with respect to the lease underlying each such sublease; and

    (g) Cimtech has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

    3.18.     INTELLECTUAL PROPERTY.  (a) Section 3.18 of the Disclosure
Schedule identifies each patent, trademark, service mark, trade name, assumed name, copyright, trade secret, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are owned or used by or have been issued to Cimtech (collectively the "Intellectual Property"). Cimtech has made available correct and complete copies of all patents, trademarks, copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to EAI and correct and complete copies of all other written documentation evidencing ownership of or the right to use each such item. Except as set forth in Section 3.18 of the Disclosure Schedule:

         (i) Cimtech possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

         (ii) the legality, validity, enforceability, ownership or use of the Intellectual Property is not currently being challenged, nor to the knowledge of Cimtech is it subject to any such challenge;

         (iii) Cimtech has taken all necessary action to maintain and protect the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to affect materially the validity or enforcement of the rights set forth in Section 3.18 of the Disclosure Schedule; and

         (iv) the Intellectual Property will be owned or available for use by Cimtech on identical terms and conditions immediately subsequent to the Closing and the transactions contemplated by this agreement will have no Material Adverse Effect on Cimtech's rights, title and interest in and to any of the rights set forth in Section 3.18 of the Disclosure Schedule.

    (b) To the knowledge of Cimtech, (i) Cimtech has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is Cimtech currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, and (ii) no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Cimtech that could result in a Material Adverse Effect on Cimtech, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of Cimtech.

    3.19. INVENTORY. No material portion of the inventory of Cimtech is unfit for the purpose for which it was procured, or is obsolete, expired, damaged or defective. Substantially all of the inventory of Cimtech consists of items of a quantity and quality which are usable and salable in the ordinary course of business.

    3.20. NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Cimtech are reflected properly on Cimtech's books and records, are not subject to any setoff or counterclaim, are current and collectible, subject only to the reserve for bad debts, if any, established in accordance with the past practice of Cimtech.

    3.21. BANK ACCOUNTS AND POWERS OF ATTORNEY.  Section 3.21 of the
Disclosure Schedule sets forth a list of all accounts, borrowing resolutions and deposit boxes maintained by Cimtech at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes. There are no outstanding powers of attorney executed on behalf of Cimtech.

    3.22. GUARANTIES. Cimtech is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

    3.23. INSURANCE. Section 3.23 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which Cimtech is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to Cimtech. The coverage provided by each of such policies is in an amount, and of a type sufficient for the business presently conducted and proposed to be conducted by Cimtech. Cimtech is in substantial compliance with all conditions contained in such policies.

    3.24.  SERVICE CONTRACTS AND WARRANTIES.  Except as set out in
Section 3.24 of the Disclosure Schedule, Cimtech is not a party to any service contract pursuant to which services are provided by Cimtech to a third party.
Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties and service or maintenance contracts granted or entered into by Cimtech.

    3.25. CERTAIN RELATIONSHIPS. No shareholder, director, officer or, to Cimtech's knowledge, employee of Cimtech (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of Cimtech, or (ii) is indebted to Cimtech in an amount in excess of $1,000 in any individual case, or (iii) owns any asset, tangible or intangible, which is used in the business of Cimtech, other than assets that are immaterial in value; and Cimtech has not entered into any transaction (including the furnishing of goods or services) with any shareholder, director, officer, employer or other affiliate, except on terms and conditions no less favorable to Cimtech than would be obtained in a comparable arm's-length transaction with a third party.

    3.26. PPM/PROXY STATEMENT INFORMATION. None of the written information to be supplied by Cimtech for inclusion in the private placement memorandum and proxy statement contemplated by this Agreement (the "PPM/Proxy Statement") will, at the time the PPM/Proxy Statement is mailed to the Cimtech shareholders, at any time it is amended or supplemented, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    3.27. BROKER'S FEES. Except for the amounts set forth in the letter agreement dated March 25, 1997, between Cimtech and K.N. Bender and Associates, LLC ("Bender"), neither Cimtech nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

    3.28. CERTAIN CUSTOMER RELATIONSHIPS. Section 3.28 of the Disclosure Schedule contains an accurate list of Cimtech's ten largest customers on a cumulative basis (the "Primary Customers"), together with the total dollar amount of all products purchased by such Primary Customers from Cimtech since Cimtech's inception. Cimtech has good relationships with each of the Primary Customers and Cimtech has not received any notice or otherwise has knowledge that any Primary Customer intends to reduce the volume or dollar amount of the products it purchases from Cimtech.

    3.29. DISCLOSURE. No representation or warranty by Cimtech contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by Cimtech to EAI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading, or necessary in order to provide a prospective purchaser of Cimtech with adequate information as to Cimtech and its business, properties, profits, operations, liabilities or condition (financial and otherwise).

                             ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF EAI

    EAI represents and warrants to Cimtech as follows:

    4.1. CORPORATE ORGANIZATION. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on EAI and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAI, as in effect as of the date of this Agreement, have been made available to Cimtech by EAI.

    4.2. CAPITALIZATION. The authorized capital stock of EAI consists of 20,000,000 shares of EAI Common Stock, of which as of September 30, 1997, 5,759,234 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of EAI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    4.3. AUTHORITY; NO VIOLATION. (a) EAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms.

    (b) The execution and delivery of this Agreement by EAI, the consummation by EAI of the transactions contemplated hereby, and the compliance by EAI with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAI is a party, or by which it or any of its properties or assets may be bound or affected.

    4.4. CONSENTS AND APPROVALS. Except for (i) the filing of Articles of Merger with the Iowa Secretary pursuant to the IBCA, (ii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iii) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to this Agreement on the NNM, no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI or Sub of this Agreement and the consummation by EAI and Sub of the Merger and the other transactions contemplated by this Agreement.

    4.5. SEC REPORTS. The annual report on form 10-k of EAI for the fiscal year ended December 31, 1996, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAI subsequent to such report, have been duly and timely filed by EAI, complied as to form with all requirements under the Exchange Act, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

    4.6. PPM/PROXY STATEMENT INFORMATION. None of the information that EAI will include or incorporate by reference in the PPM/Proxy Statement will, at the time the PPM/Proxy Statement is mailed to the Cimtech shareholders, at any time it is amended or supplemented, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, EAI makes no representation or warranty with respect to statements made in the PPM/Proxy Statement based on written information supplied by Cimtech specifically for inclusion therein.

    4.7. OWNERSHIP OF SUB; NO PRIOR ACTIVITIES.

    (a) Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) As of the Effective Time, all of the outstanding capital stock of Sub will be owned directly by EAI. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Sub or obligating Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Sub.

    (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

    4.8. BROKER'S FEES. Neither EAI nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement, other than EAI's commitment to pay Bender's fee owed by Cimtech upon the Closing.

    4.9. DISCLOSURE. No representation or warranty by EAI contained in this Agreement, or in any financial statement, certificate or other document furnished or to be furnished by EAI to Cimtech or its representatives in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                              ARTICLE V.

                COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Cimtech shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) take no action which would adversely affect or delay the ability of Cimtech, Sub or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

    5.2. CIMTECH FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Cimtech shall not, without the prior written consent of EAI:

    (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 3.13 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

    (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any Person any right to acquire any shares of its capital stock, or (iv) issue any additional shares of capital stock;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by Cimtech or by any Person, except in the ordinary course of business consistent with past practice;

    (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

    (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any Cimtech Contract, or change any terms in any Cimtech Contract, other than renewals or changes in immaterial terms thereof;

    (f) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

    (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

    (h) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment, or (ii) as a reorganization within the meaning of Section 368 of the Code;

    (i)  amend its Articles of Incorporation or By-Laws; or

    (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or
(iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.



                                    ARTICLE VI.

                               ADDITIONAL AGREEMENTS

    6.1. REGULATORY AND OTHER MATTERS. (a) EAI, with the cooperation of Cimtech, shall promptly prepare the PPM/Proxy Statement. Cimtech shall, upon request, furnish EAI with all information or documents concerning Cimtech and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the PPM/Proxy Statement. EAI shall also use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and Cimtech shall furnish all information concerning Cimtech and the holders of Cimtech Common Stock as may be reasonably requested by EAI in connection with such qualifications, permits and approvals.

    (b) The parties shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

    6.2. ACCESS TO INFORMATION. Upon reasonable notice, Cimtech shall afford to the officers, employees, accountants, counsel and other representatives of EAI access during normal business hours during the period prior to the Effective Time to all of Cimtech's books and records, properties and contracts, and, during such period, Cimtech shall make available to EAI all information concerning its business, assets and personnel as EAI may reasonably request.

    6.3. SHAREHOLDERS' APPROVAL. Cimtech shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, which meeting shall be held as soon as reasonably practicable after the PPM/Proxy Statement is mailed to the Cimtech shareholders.

    6.4. NNM LISTING. EAI shall cause the shares of EAI Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time.

    6.5. AFFILIATES. Prior to the Effective Time, Cimtech shall obtain from each of the shareholders and each of the optionholders listed in Section 6.5 of the Disclosure Schedule as being "affiliates" of Cimtech a written agreement substantially in the form attached as EXHIBIT B.

    6.6. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary or advisable action.

    6.7. ADVICE OF CHANGES. Cimtech shall promptly advise EAI of any change or event which is likely to have a Material Adverse Effect on Cimtech or which Cimtech believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    6.8. TAKEOVER PROPOSALS. (a) Cimtech agrees that from and after its execution of this agreement through the Effective Time, it shall not and it shall use its best efforts to cause the directors, officers, employees and shareholders, and all investment bankers, attorneys or other advisors or representatives retained by Cimtech not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal.

    (b) Notwithstanding the foregoing paragraph (a), nothing contained in this Section 6.8 shall prohibit the Board of Directors, executive officers or shareholders of Cimtech, or the investment bankers, attorneys, or other advisors or representatives retained by Cimtech from participating in any discussions or negotiations with, or furnishing any information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of Cimtech's receipt thereof, including the identity of the party making the Takeover Proposal and the specific terms and conditions thereof, and has been given copies of such Takeover Proposal; (ii) such third party has made a written Takeover Proposal to the Board of Directors of Cimtech, which Takeover Proposal identifies a price or range of values to be paid and based on the advice of

Cimtech's investment bankers, the Board of Directors of Cimtech has determined that such Takeover Proposal is financially more favorable to the shareholders of Cimtech than the terms of the Merger; (iii) Cimtech's Board of Directors has determined, based on the advice of Cimtech's investment bankers, that such third party is financially capable of consummating the transactions specified in the Takeover Proposal; and (iv) the Board of Directors of Cimtech has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, Cimtech shall not provide any non-public information to such third party unless (x) prior to the date thereof Cimtech has provided such information to EAI; (y) Cimtech has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information Cimtech intends to disclose; and (z) Cimtech provides such non-public information pursuant to a nondisclosure agreement in a form satisfactory to EAI.

    (c) In addition to the foregoing requirements, Cimtech shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in the foregoing paragraph (b) and this paragraph (c), Cimtech shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d).

    (d) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving Cimtech or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Cimtech other than by EAI as contemplated by this Agreement.

    (e) Cimtech shall be entitled to furnish a copy of this Section 6.8 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

    6.9. TAX MATTERS.  Cimtech and EAI agree as follows:

    (a) Cimtech and EAI will not file any tax return, make any disclosure or otherwise take any position or any action that is inconsistent with the Merger qualifying as a reorganization under Section 368(a)(1)(A) of the Code or would alone or in conjunction with any other action cause the merger to not qualify as a reorganization under Section 368(a)(1)(A) of the Code. Cimtech and EAI will, and Cimtech will use its best efforts to cause its shareholders to, file all Returns and take such other actions as may be required for the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code and to comply with the regulations under Section 368 of the Code as they apply to the Merger.

    (b) EAI will use its best efforts to cause the historic business of Cimtech to be continued or will use its best efforts to cause a significant portion of the historic business assets of Cimtech to be used in a trade or business, in a manner sufficient to comply with the continuity of business enterprise requirements set forth in Treasury Regulation 1.368-1(d) under
Section 368 of the Code.

    (c) Cimtech will use its best efforts to provide EAI with information as to the adjusted tax basis of its shareholders in their Cimtech Common Stock.

                                ARTICLE VII.

                            CONDITIONS PRECEDENT

    7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) APPROVALS AND CONSENTS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and all consents necessary to transfer all of Cimtech's rights, title and interest to its facilities located on North Loop Drive in Ames, Iowa shall have been obtained in accordance with the lease thereof, and shall remain in full force and effect.

    (b) NNM LISTING. The shares of EAI Common Stock which shall be issued to the shareholders of Cimtech upon consummation of the Merger shall have been authorized for listing on the NNM, subject to official notice of issuance.

    (c) BLUE SKY. EAI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of EAI Common Stock pursuant to this Agreement and the Merger.

    (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

    (e) REGISTRATION RIGHTS AGREEMENT. EAI and each shareholder of Cimtech shall have entered into a Registration Rights Agreement in the form of EXHIBIT C hereto.

    (f) CIMTECH SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite holders of the issued and outstanding shares of Cimtech Common Stock.

    (g) FEDERAL TAX OPINION. Cimtech and the shareholders of Cimtech shall have received an opinion of Snell & Wilmer, LLP, in form and substance reasonably satisfactory to them on the Closing Date, substantially to the effect that:

         (i)  The Merger will constitute a tax free reorganization under
    Section 368(a)(1)(A) of the Code and Cimtech and EAI will each be a party to the reorganization;

         (ii) No gain or loss will be recognized by the shareholders of Cimtech who exchange their Cimtech Common Stock for EAI Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in EAI Common Stock);

         (iii) The tax basis of the EAI Common Stock received by shareholders who exchange all of their Cimtech Common Stock for EAI Common Stock in the Merger will be the same as the tax basis of the Cimtech Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

         (iv) The holding period for capital gains purposes of EAI Common Stock received by shareholders of Cimtech in the Merger will include the period during which the shares of Cimtech Common Stock surrendered in exchange therefor were held, PROVIDED such Cimtech Common Stock was held as a capital asset by the holder of such Cimtech Common Stock at the Effective Time; and

         (v) The discussion in the PPM/Proxy Statement under the caption "The Merger -- Certain Federal Income Tax Consequences" insofar as it relates to matters of federal income tax law is a fair and accurate summary of such matters.

In rendering such opinion, counsel may require and rely upon assumptions and representations contained in certificates of officers of Cimtech, shareholders of Cimtech, EAI and others.

    7.2. CONDITIONS TO OBLIGATIONS OF EAI AND SUB. The obligation of EAI and Sub to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cimtech set forth in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of Cimtech that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. EAI shall have received a certificate signed on behalf of Cimtech by the Chairman of the Board and the President, to the foregoing effect.

    (b) PERFORMANCE OF OBLIGATIONS OF CIMTECH. Cimtech shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EAI shall have received a certificate signed on behalf of Cimtech by the Chairman of the Board and the President to such effect.

    (c) DISSENTERS RIGHTS. Holders of not more than ten percent (10%) of the outstanding Cimtech Common Stock shall have validly exercised their "dissenters rights" pursuant to the IBCA.

    (d) AFFILIATES AGREEMENTS. EAI shall have received executed letter agreements substantially in the form attached as EXHIBIT B, from each shareholder and each optionholder of Cimtech listed in Section 6.5 of the Disclosure Schedule as an "affiliate" of Cimtech.

    (e) PROPRIETARY INFORMATION AGREEMENTS. Cimtech shall have in its personnel files an executed copy of Cimtech's proprietary information agreement from each employee of Cimtech.

    (f) EMPLOYMENT AGREEMENT. David P. Sly shall have executed and delivered to EAI an employment agreement substantially in the form attached as EXHIBIT D.

     (g) CIMTECH OPTIONS AND IPDC WARRANT. Each holder of a Cimtech Option shall have consented to the assumption by EAI of such Cimtech Option as contemplated by Section 2.3 pursuant to a written agreement or instrument signed by such holder and the IPDC Warrant shall have been exercised prior to the Effective Time.

     (h) AGREEMENT WITH AMES SEED CAPITAL FUND, INC. The Agreement between Ames Seed Capital Fund, Inc. and Cimtech dated April 12, 1988 shall have been terminated.

    (i) POOLING OF INTERESTS LETTER. EAI shall have received from Ernst & Young, LLP a letter dated on or about the date that is two business days prior to the date the PPM/Proxy Statement is first mailed to shareholders of Cimtech, in form and substance acceptable to EAI, to the effect that the business combination to be effected by the Merger will qualify for accounting as a "pooling of interests" by EAI for purposes of its consolidated financial statements under GAAP and applicable rules and regulations of the Securities and Exchange Commission, and such letter shall not have been withdrawn or modified in any material respect on the Closing Date. No action shall have been taken or proposed by any Governmental Authority, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or proposed by any Governmental Authority that would prevent EAI from accounting for the business combination to be effected by the Merger as a pooling of interests.

    (j) LEGAL OPINION; CLOSING CERTIFICATES. EAI shall have received from Snell & Wilmer, LLP, counsel to Cimtech, an opinion substantially in the form attached as EXHIBIT E, together with such customary closing documents and certificates as EAI or its counsel shall reasonably request.

    (k) CERTIFICATIONS. EAI shall have received a certificate from Cimtech substantially in the form attached as EXHIBIT F.

    (l) ACKNOWLEDGMENT BY SHAREHOLDERS. Each holder of Cimtech Common Stock shall have entered into a written acknowledgment of the capitalization of Cimtech, in a form satisfactory to EAI and its counsel.

    (m) MATERIAL ADVERSE CHANGE. There shall not have occurred any change which would constitute a Material Adverse Effect on Cimtech.

    (n) PRIVATE PLACEMENT. EAI shall have received from the holders of Cimtech Common Stock documentation establishing to the reasonable satisfaction of EAI and its counsel that: (i) there were, as of the date hereof and as of the date of the meeting of Cimtech shareholders to approve the Merger, not more than 34 holders of Cimtech Common Stock who were not, on each such date, "accredited investors" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and (ii) each Cimtech shareholder who is not an "accredited investor" as so defined, either alone or with his or her purchaser representative(s) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the Merger.

    7.3. CONDITIONS TO OBLIGATIONS OF CIMTECH. The obligation of Cimtech to effect the Merger is also subject to the satisfaction or waiver by Cimtech at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of EAI set forth in this Agreement that are qualified with a reference to materiality shall be true and correct, and the representations and warranties of EAI that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Cimtech shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to the foregoing effect.

    (b) PERFORMANCE OF OBLIGATIONS OF EAI. EAI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cimtech shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to such effect.

    (c) LEGAL OPINION; CLOSING CERTIFICATES. Cimtech shall have received from Jamie A. Wade, General Counsel of EAI, an opinion substantially in the form attached as EXHIBIT G together with such customary closing documents and certificates as Cimtech or its counsel shall reasonably request.

    (d) MATERIAL ADVERSE CHANGE. There shall not have occurred any change which would constitute a Material Adverse Effect on EAI and its subsidiaries, taken as a whole.

    (e) BENDER FEE. EAI shall have paid Bender $280,000 less a retainer of $20,000 previously paid by Cimtech in payment of Bender's fee as broker for Cimtech in the Merger.

                             ARTICLE VIII.

                      TERMINATION AND AMENDMENT

    8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Cimtech:

    (a) by mutual consent of Cimtech and EAI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

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

    (b) by either the Board of Directors of Cimtech or the Board of Directors of EAI if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

    (c) by either the Board of Directors of Cimtech or the Board of Directors of EAI (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if
(x) there shall have been a material breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to December 31, 1997, (y) the Closing shall not have occurred on or before December 31, 1997; PROVIDED, HOWEVER, that neither Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the Cimtech shareholder meeting shall not have occurred in accordance with the requirements of the IBCA or some similar event beyond the control of both parties shall not have occurred by such date, or
(z) the Closing shall not have occurred on or before March 31, 1998; or

    (d) by the Board of Directors of Cimtech (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to Cimtech and its shareholders as contemplated in Section 6.8 hereof; PROVIDED, HOWEVER, if such action is taken by Cimtech, then (i) within 2 days of such termination Cimtech shall reimburse EAI for its out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement; and (ii) if Cimtech shall consummate any transaction pursuant to a Takeover Proposal (x) within 12 months following the date of this Agreement, or (y) pursuant to a definitive agreement executed by Cimtech during such 12-month period, Cimtech shall also promptly pay to EAI $500,000 upon the occurrence of such transaction;

PROVIDED, HOWEVER, if the Cimtech shareholder meeting shall have occurred and the Cimtech shareholders shall have voted with respect to approval of the Merger and the requisite vote necessary to approve the Merger shall not have been received, then this Agreement shall automatically be terminated as of the date of such Cimtech shareholder meeting without further action of any of the parties hereto and within 2 days of such termination Cimtech pay to EAI $75,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (for which EAI shall not be required to account).

    8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Cimtech or EAI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Cimtech, EAI, Sub or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1(d) and 9.1, the final proviso clause of
Section 8.1 and this Section 8.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Cimtech nor EAI shall be relieved or released

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

from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.3. AMENDMENT; EXTENSION; WAIVER.  At any time prior to the Effective
Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the shareholders of Cimtech, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Cimtech Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                              ARTICLE IX.

                          GENERAL PROVISIONS

    9.1. EXPENSES. Except as set forth in Section 7.3(e) and Section 8.1(d) or the final proviso clause of Section 8.1, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

    9.2. NOTICES. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (PROVIDED there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein); if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to EAI, to:

         Engineering Animation, Inc.
         2321 North Loop Drive
         Ames, Iowa 50010
         Attention:  Jamie A. Wade
         Vice President of Administration, General Counsel and Secretary
         Fax:  (515) 296-6941

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


         with a copy to:

         Gardner, Carton & Douglas
         321 North Clark Street, Suite 3400
         Chicago, Illinois 60610
         Attention:  Nancy M. Borders
         Fax:  (312) 644-3381
   and

    (b)  if to Cimtech, to:

         Cimtech, Inc.
         2501 North Loop Drive
         Suite 700
         Ames, Iowa 50010
         Attention:  David P. Sly, President
         Fax:  (515) 296-9914

         with a copy to:

         Snell & Wilmer, LLP
         One Arizona Center
         Phoenix, Arizona 85004-0001
         Attention:  Jon S. Cohen
         Fax:  (602) 382-6070

    9.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require EAI, Sub, Cimtech or any of their respective affiliates to take any action which would violate any applicable law, rule or regulation.

    9.4. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

    9.5. ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    9.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law which would result in the application of any other law.

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


    9.7. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.8. PUBLICITY. Except as otherwise required by applicable law or the rules of the NNM, neither Cimtech nor EAI shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

    9.9. ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    9.10. KNOWLEDGE AND AWARENESS. As used in this Agreement, "knowledge" or "awareness" of any entity means the actual knowledge or awareness of such entity's officers and other persons exercising supervisory authority, and such knowledge or awareness as such entity's officers and other persons exercising supervisory authority should have had after reasonable investigation. Whenever the term "knowledge" or "awareness" is used to refer to the "knowledge" or "awareness" of Cimtech, such term shall include the "knowledge" or "awareness" of the directors, officers and other persons exercising supervisory authority over Cimtech and the shareholders of Cimtech who are active in the business of Cimtech.

    9.11. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

    9.12. POOLING OF INTERESTS ACCOUNTING; TAX FREE REORGANIZATION. In the event that either EAI or Cimtech becomes aware of any provisions of this Agreement which would prevent the Merger from being accounted for as a pooling of interests or qualifying as a reorganization within the meaning of
Section 368 of the Code, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Merger to be accounted for as a pooling of interests or qualified as such a reorganization, as applicable.

     IN WITNESS WHEREOF, EAI, Sub and Cimtech have caused this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENGINEERING ANIMATION, INC.



By: /s/  MATTHEW M. RIZAI
    -------------------------------
    Matthew M. Rizai
    Chief Executive Officer, President and Treasurer


COHO, INC.


By:  /s/  MATTHEW M. RIZAI
    -------------------------------
    Matthew M. Rizai
    Chief Executive Officer, President and Treasurer

CIMTECH, INC.


By: /s/  DAVID P. SLY
    -------------------------------
    David P. Sly
    President











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